Exhibit 99.1

         GLOBETEL COMMUNICATIONS CORP. APPOINTS CHIEF FINANCIAL OFFICER

FT. LAUDERDALE, FL -- NOVEMBER 13, 2006 -- Further to Chairman Przemyslaw L. Kostro's November 2 statement regarding the restructuring of the Company's financial operations, GlobeTel Communications Corp. (OTC: GTEM) today announced the appointment of Michael DeCarlo to the position of interim Chief Financial Officer.

A certified public accountant since 1981, Mr. DeCarlo brings to GlobeTel an extensive base of international accounting and auditing experience at firms now known as Deloitte-Touche, Ernst & Young, Berkowitz Dick Pollack and Brant, and Mallah Furman and Company. His full 28-year career comprises the public accounting and private sectors, principally providing forensic accounting, litigation advisory services, investigations and dispute resolution; auditing of public companies and multi-national businesses; due diligence in connection with mergers, acquisitions and divestitures; and business advisory and consulting services.

Mr. DeCarlo has served as an appointed member of the Accounting and Auditing Committee of the Florida Institute of Certified Public Accountants, and is a member of the Association of Certified Fraud Examiners and the Association of Forensic Accountants. He is also past president of the Board of Directors of Miami-Dade Area Health and Education Centers.

Peter Khoury, Chief Executive Officer, stated, "Implementing positive change within our Company necessitates a new breed of Chief Financial Officer for GlobeTel. I expect Michael DeCarlo's proven track record of accurate financial reporting, acumen in financial and operational analysis and impressive skill will enable us to follow through on our mission to restore credibility and build shareholder value."

About GlobeTel Communications Corp.

GlobeTel Communications Corp. develops and provides an integrated suite of telecommunications products and services, leveraging its advances in Stored Value, VOIP and Wireless Access technologies. Individually, each of GlobeTel's five business units function as distinct, stand-alone entities. Together they form a powerful alliance of human talent and technological innovation resulting in the SuperHub(TM) worldwide VoIP network, Sanswire Stratellite(TM) platform and products enabling simpler, cheaper transmission of voice, data and money. GlobeTel has historically focused its business development on markets outside of the United States. For more information, please visit: www.globetel.net.

Certain statements in this release constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "forecast," "project," "intend," "expect" "should," "would," and similar expressions and all statements, which are not historical facts, are intended to identify forward-looking statements. These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company's actual results, performance (finance or operating) or achievements to differ from future results, performance (financing and operating) or achievements expressed or implied by such forward-looking statements.

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